Exhibit 3

B. RILEY FINANCIAL, INC.

11100 Santa Monica Blvd.

Suite 800

Los Angeles, CA 90025

Babcock & Wilcox Enterprises, Inc.

1200 E Market Street – Suite 650

Akron, OH 44305 USA

January 18, 2024

Fee and Reimbursement Agreement

Ladies and Gentlemen:

This Fee and Reimbursement Agreement (this “Agreement”) is delivered in connection with that certain Guaranty, dated as the date hereof (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified in writing from time to time, the “Guaranty”), by and among B. Riley Financial, Inc. (“Guarantor” or “us”), Axos Bank, and Babcock & Wilcox Enterprises, Inc. (“B&W or “you”). Reference is also made to that certain Credit Agreement, dated as of the date hereof (as in effect on the date hereof, and as amended, modified, extended, restated, renewed, replaced, or supplemented from time to time in accordance with the terms hereof, the “Credit Agreement”), by, among others, B&W as the Borrower, the guarantors party thereto from time to time, the Lenders party thereto from time to time, and Axos Bank, as Administrative Agent, L/C Issuer and Swingline Lender. All capitalized terms used herein shall have the meanings assigned to them in the Guaranty, or if not defined in the Guaranty, in the Credit Agreement.

1.	Fees; Expense Reimbursement; Indemnity

As consideration for the agreements and commitments under the Guaranty, you agree to pay a guaranty fee (the “Guaranty Fee”) in an annual amount equal to 2.00% of Aggregate Revolving Commitments under the Credit Agreement as of the date hereof; provided that if there is any change to the Aggregate Revolving Commitments following the date hereof, the parties may negotiate and agree on a new guaranty fee. One-quarter of the annual Guaranty Fee shall be due and payable in advance on each January [18], April [18], July [18], and October [18] so long as the Guaranty remains outstanding (each such date of payment being a “Fee Payment Date”) until the occurrence of the Facility Termination Date. Any quarterly payment of the Guaranty Fee may, at the Borrower’s election, be (i) paid in cash in full or (ii) satisfied with a payment in cash in respect of 50% of such Guaranty Fee with the remaining 50% of such Guaranty Fee paid in the form of penny warrants for shares of common stock of B&W with the number of underlying shares for such payment based on the 20 day VWAP determined by the parties in good faith and exercisable on a cash or cashless basis (the “Equity Election”). The Borrower shall provide the Guarantor with written notice of any Equity Election at least five (5) Business Days prior to the related Fee Payment Date

B&W shall not effect the exercise of any portion of a warrant issued pursuant to this agreement, and the Guarantor shall not have the right to exercise any portion of a warrant, and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect thereto, the aggregate number of shares of common stock of B&W that would be issued pursuant to this agreement and the transactions contemplated hereby would be equal to or greater than a number shares of common stock of B&W representing 19.99% of the shares of common stock of B&W outstanding on the date of this agreement (which number of shares shall be reduced, on a share-for-share basis, by the number of shares of common stock of B&W issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by this agreement under applicable rules of The New York Stock Exchange or any other principal market on which the common stock may be listed or quoted) (the “Exchange Cap”), unless stockholder approval is obtained to issue in excess of the Exchange Cap.

The Borrower agrees to enter into a registration right agreement with the Guarantor within 45 days after the date hereof, which registration right agreement shall provide the Guarantor with certain customary resale registration rights with respect to the common stock of B&W underlying the penny warrants issued hereunder and shall be in form and substance reasonably satisfactory to the parties.

You agree to (i) pay and reimburse the Guarantor for the full amount of any payment made by or on behalf of the Guarantor under the Guaranty in respect of the Guaranteed Obligations and (ii) the indemnification, contribution and other provisions set forth in Appendix I attached hereto. All amounts due under this paragraph shall be due and payable (x) in the case of obligations under subsection (i) of the immediately previous sentence, immediately on demand and (y) with respect to all other amounts due under this paragraph, within 15 days of written demand therefor (provided that all such obligations under clauses (x) and (y) shall be automatically due and payable without demand therefor in the event any such demand is prohibited by applicable law). Your obligations hereof are in addition to all rights of reimbursement, indemnity and subrogation as the Guarantor has under the Guaranty or applicable law or equity, but for the avoidance of doubt there shall be no requirement for you to pay any duplicative amounts. This provision shall be superseded by the applicable provisions of a junior secured promissory note when entered by the Guarantor and the Issuer with respect to the subject matter of this paragraph.

You also agree to reimburse all of our out-of-pocket fees and expenses, including, without limitation, those of Sullivan & Cromwell LLP and King & Spalding LLP incurred in connection with the negotiation of the Guaranty and this Agreement on our behalf and from time to time incurred in connection with the transactions contemplated by the Guaranty and this Agreement; provided that such legal fees and expenses of Sullivan & Cromwell LLP shall have been paid on the date hereof to the extent invoiced at least one (1) Business Day prior to the date hereof. In addition, (i) you shall not take any action in breach of the Guaranty or enter into any amendment, modification or supplement to the Credit Agreement that is not expressly permitted under the Guaranty without the consent of the Guarantor and (ii) you shall promptly notify us upon the occurrence of any Default or Event of Default under the Credit Agreement.

You agree that once paid, the fees or any part thereof payable hereunder will not be refundable under any circumstances. All fees payable hereunder will be paid in immediately available funds, shall not be subject to reduction by way of setoff or counterclaim. All payments shall be without withholding or deduction for any and all present or future taxes, except to the extent required by law (with an appropriate gross up for any such taxes withheld or deducted as required by law).

2.	Inspection Rights.

The Borrower acknowledges and agrees that to the extent the Administrative Agent chooses to exercise its inspection rights pursuant to Section 6.10 of the Credit Agreement, the Borrower shall notify the Guarantor of such occurrence, and the Borrower shall use its commercially reasonable efforts to ensure that Guarantor (or its representatives, independent contractors or professionals, as applicable) shall be permitted to accompany the Administrative Agent (or its representatives, independent contractors or professionals, as applicable) on such visit or inspection.

3.	Governing Law.

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.

4.	Miscellaneous.

This Agreement may not be amended or any provision hereof waived or modified except by an agreement in writing signed by each of the parties hereto. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper- based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

5.	Post-Closing Undertaking.

You agree that (i) within thirty (30) days after the date hereof (or such other date as the Guarantor may agree in writing), B&W and its applicable subsidiaries shall deliver a junior secured promissory note with the aggregate principal amount of such note equal to the aggregate amounts advanced or deemed advanced from time to time by the Guarantor under the Guaranty or other guaranty, reimbursement, indemnity or other similar agreements with you, and each other agreement, security agreement, intercreditor agreement, pledge agreement, mortgage or other instrument, all in form and substance reasonably satisfactory to the Guarantor and (ii) within sixty (60) days after the date hereof (or such date as is agreed to by Axos Bank), you shall cause to be delivered a customary intercreditor agreement, in form and substance to be reasonably satisfactory to Axos Bank and the Guarantor, by and between Axos Bank, as first lien holder, and the Guarantor, as second lien holder, and acknowledged by you.

You also agree to take all necessary actions to create a legal, valid, binding and enforceable security interest of the Guarantor in the Collateral, and perfect such liens of the Guarantor as a second priority lien, in a manner and within any time requirements as reasonably agreed by the Guarantor.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

If the foregoing correctly sets forth our understanding, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof, whereupon this Agreement shall become a binding agreement between us.

Sincerely,

B. RILEY FINANCIAL, INC.

By:	/s/ Phillip Ahn
Name:	Phillip Ahn
Title	Chief Financial Officer & Chief Operating Officer

ACCEPTED AND AGREED:

BABCOCK & WILCOX ENTERPRISES, INC.

By:	/s/ Rodney E. Carlson
Name:	Rodney E. Carlson
Title:	Treasurer

[Signature Page to Fee and Reimbursement Agreement]

Appendix I

Indemnity Agreement

B&W hereby agrees to defend, indemnify and hold harmless Guarantor and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, members, managers, employees, agents and controlling persons (Guarantor and each such person being an “Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several to which an Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by an Indemnified Party of the Guaranty or otherwise related to the Guaranty or the Credit Agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by B&W or the Administrative Agent.

B&W also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to B&W or its security holders or creditors related to or arising out of Guarantor’s performance under the Guaranty, except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from Guarantor’s willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against B&W pursuant hereto, promptly notify B&W in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies B&W of the commencement thereof, B&W may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by B&W, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to B&W, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and B&W that makes it impossible or inadvisable for counsel to the Indemnifying Party to conduct the defense of both B&W and the Indemnified Party (in which case B&W will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) B&W has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of B&W; provided, further, that in no event shall B&W be required to pay fees and expenses for more than one firm of attorneys (in addition to local counsel) representing Indemnified Parties unless the defense of one Indemnified Party is unique or separate from that of another Indemnified Party subject to the same claim or action. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to B&W, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

If the indemnification provided for in this Agreement is for any reason held unenforceable by or unavailable to an Indemnified Party, B&W agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable or is unavailable (i) in such proportion as is appropriate to reflect the relative benefits to B&W, on the one hand, and Guarantor, on the other hand, of the transactions contemplated by the Guaranty and this Agreement or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable or unavailable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of B&W, on the one hand and Guarantor, on the other hand, as well as any other relevant equitable considerations. B&W agrees that for the purposes of this paragraph the relative benefits to the B&W and Guarantor of the Guaranty and this Agreement shall be deemed to be in the same proportion that the total value of the Guaranty bear to the fees paid or to be paid to Guarantor pursuant to this Agreement. Notwithstanding the foregoing, B&W expressly agrees that Guarantor shall not be required to contribute any amount in excess of the amount by which fees paid Guarantor hereunder exceeds the amount of any damages which Guarantor has otherwise been required to pay.

B&W agrees that without Guarantor’s prior written consent, which shall not be unreasonably withheld, it will not, and will not permit any of its affiliates to, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification or contribution could be sought under the provisions of this Agreement, unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.